Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 4, 2011 (the “Execution Date”), by and among Live Nation Entertainment, Inc., a Delaware corporation (“LNE”), FLMG Holdings Corp., a Delaware corporation and wholly-owned subsidiary of LNE (“Holdings”), Irving Azoff (“ILA”), Irving Azoff and Rochelle Azoff, as Co-Trustees of the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “Azoff Trust” and, together with ILA, the “Azoff Sellers”), Madison Square Garden, L.P., a Delaware limited partnership (“MSG”), LNE Holdings, LLC, a Delaware limited liability company wholly-owned by MSG (“MSG Sub”, and, together with the Azoff Sellers, the “Sellers”), and Front Line Management Group, Inc., a Delaware corporation (“FLMG”).

R E C I T A L S

A. LNE indirectly owns a majority of the issued and outstanding Common Stock (as defined herein).

B. Sellers are the owners of shares of issued and outstanding Common Stock (as defined herein) not directly or indirectly held by Holdings or LNE.

C. LNE desires for Holdings to acquire all such shares of Common Stock from the Sellers, and Sellers desire to sell all such shares of Common Stock, in exchange for cash and newly issued shares of common stock, par value $.01 per share, of LNE (“LNE Common Stock”) (such transaction, the “Share Purchase”).

D. The parties hereto desire to permit LNE to treat FLMG as a member of the consolidated tax group of LNE as of the Closing and after giving effect to the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

(a) As used in this Agreement the following terms have the meanings indicated:

“Acquired Shares” means the ILA Shares, the Azoff Trust Shares and the MSG Shares, collectively.

“Acquired Share Price” has the meaning set forth in Section 2.2.

“Affiliate” has the meaning ascribed to it under Rule 12b-2 of the Exchange Act.

“Artist” means, for purposes of ARTICLE VII, any musician, singer, songwriter, publisher, producer, lyricist or composer.

“Azoff Sellers” has the meaning set forth in the preamble.

“Azoff Trust” has the meaning set forth in the preamble.

“Azoff Trust Shares” means 10,542.32 shares of Common Stock which are beneficially and of record owned by the Azoff Trust and are to be sold for cash pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law or executive order to close.

“Business Partner” means, for purposes of ARTICLE VII, any venue, promoter, touring artist, team, league or any other party, in each case with respect to which LYV provided such party with services pursuant to any agreement, arrangement, understanding or other business relationship during the last 12 months that ILA was employed by LYV.

“Claim” means any action, suit, proceeding, claim, audit, complaint, dispute, arbitration or investigation of any nature.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock of FLMG, par value $0.01 per share.

“Contract” means any contract, agreement, commitment, arrangement, lease, license, indenture and any other legally binding arrangement, whether oral or written.

“Contractual Obligation” means, as to any Person, any Contract to which such Person is a party or by which it or any of its property is bound.

“Determination” means a settlement, compromise or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, and agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Ratio” has the meaning set forth in Section 2.2.

“Excluded Businesses” means, for purposes of ARTICLE VII, all of the assets, rights and business owned, held or conducted by (i) Gigabeat Records, LLC, (ii) Soundproof, LLC, (iii) passive income from the following music-related activities: Azoff Promotions, Inc., Azoff Music Publishing, Inc., royalties received by Irving Azoff personally from Universal Music, Warner Music and William Morris; Cleanslate Records; Late Night Productions, Inc., Hip City Music, (v) continuing to serve on the Board of Directors of Clear Channel Communications, Inc., (vi) ownership, solely as an investment, of the securities of any Person engaged in the Music Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market so long as Seller (A) is not a director, officer or controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person and (vii) other passive investments entered into prior to the Execution Date in non-Music Management Business (including, without limitation, the investment in TBA Global Inc.

“Exclusivity Period” has the meaning set forth in Section 7.2.

“Execution Date” has the meaning set forth in the preamble.

“FLMG” has the meaning set forth in the preamble.

“FLMG Stock Plan” means the Front Line Management Group, Inc. Equity Incentive Plan and any other stock option plan or other stock or equity-related plan of FLMG or its Subsidiaries.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court.

“Holdings” has the meaning set forth in the preamble.

“ILA” has the meaning set forth in the preamble.

“ILA Frontline Employment Agreement” means the Amended and Restated Employment Agreement, dated as of October 21, 2009 by and between FLMG and ILA.

“ILA LNE Employment Agreement” means the Employment Agreement dated October 21, 2009, by and among ILA, LNE (as successor to Ticketmaster Entertainment, Inc.) and the Azoff Trust.

“ILA Option” means the option to purchase 3,402 shares of Common Stock held by ILA.

“ILA Acquired Shares” means 9,169.7853 shares of restricted Common Stock which are beneficially and of record owned by the Azoff Trust and are to be sold for cash pursuant to this Agreement.

“ILA Rollover Shares” means 6,206.1747 shares of restricted Common Stock which are beneficially and of record owned by the Azoff Trust and are to be exchanged for LNE Common Stock pursuant to this Agreement.

“ILA Shares” means the ILA Acquired Shares and the ILA Rollover Shares.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, right of first refusal, option, charge, title defect, easement, right of way, restriction, encroachment, survey defect, assignment, encumbrance, lien (statutory or other) or preference, priority, security interest of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“LNE” has the meaning set forth in the preamble.

“LNE Affiliates” has the meaning set forth in Section 3.5.

“LNE Closing Price” has the meaning set forth in Section 2.2(c).

“LNE Common Stock” has the meaning set forth in Recital C.

“LNE Representations” has the meaning set forth in Section 3.5.

“LNE SEC Documents” has the meaning set forth in Section 4.6(a).

“Loss” means any and all damages, losses, deficiencies, liabilities (whether accrued, contingent or otherwise), obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that for purposes hereof, a Loss shall be deemed to be net of insurance proceeds received by an Indemnified Party on or before the date of the final determination of Loss with respect to a Third Party Claim or pursuant to Section 6.4 with respect to a claim other than a Third Party Claim.

“LYV” means, for purposes of ARTICLE VII, LNE and its Subsidiaries.

“Material Adverse Effect” means, as to any Person, any changes or effects that, individually or in the aggregate, are materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of such Person or on the ability of such Person to comply with its obligations hereunder or to consummate the transactions contemplated hereby.

“MSG” has the meaning set forth in the preamble.

“MSG Shares” means 17,278.8505 shares of Common Stock which are beneficially and of record owned by MSG Sub.

“MSG Sub” has the meaning set forth in the preamble.

“Music Business” means, for purposes of ARTICLE VII, the world-wide business (as presently conducted or as may be conducted hereafter) of personal and career management for Artists and all other aspects of the music business, including recording activities, songwriting and music publishing, touring, tour sponsorship, commercials, personal endorsements, performances, fan clubs, merchandising, ticket selling and other professional activities related thereto, other than the Excluded Businesses.

“Music Management Business” means, for purposes of ARTICLE VII, the business of managing and developing career strategies for Artists, including representing such artists in the negotiation of Contracts regarding recording, touring, merchandising and performance.

“Orders” has the meaning set forth in Section 3.2.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind; and shall include any successor (by merger or otherwise) of such entity.

“Purchaser Indemnitees” has the meaning set forth in Section 6.1.

“Registrable Shares” means the LNE Common Stock issued pursuant to this Agreement and any shares or other securities issued in respect of such LNE Common Stock by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such LNE Common Stock or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the LNE Common Stock.

“Related Person” means, for purposes of ARTICLE VII, with respect to any individual, any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement, dated as of June 9, 2008, by and among FLMG, Holdings, Ticketmaster (as assignee of IAC/InterActiveCorp), the Azoff Trust, ILA, MSG, and the other parties thereto, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.2.

“Share Purchase” has the meaning set forth in Recital C.

“Stock Equivalents” means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of capital stock of FLMG, and any option, warrant or other subscription or purchase right with respect to such capital stock.

“Stub Amount” means an amount equal to the product of $55,015.50 multiplied by the number of days from and including January 1, 2011 to but excluding the Closing Date.

“Stub Gross Up” means an amount equal to the product of $1,672.59 multiplied by the number of days from and including January 1, 2011 to but excluding the Closing Date.

“Subsidiaries” means, as of the relevant date of determination with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person and/or its other Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 6.3(a).

(b) Unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to a specific Article, Section, Annex or Exhibit shall refer, respectively, to Articles, Sections, Annexes or Exhibits of this Agreement, unless the express context otherwise requires. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” unless clearly indicated otherwise.

ARTICLE II
PURCHASE AND SALE OF THE ACQUIRED SHARES

2.1 Purchase and Exchange of the Acquired Shares.

Subject to the terms and conditions herein set forth, on the Closing Date:

(a) Azoff Trust agrees to sell, assign, transfer and convey, and ILA agrees to cause the Azoff Trust to sell, assign, transfer and convey, to Holdings the Azoff Trust Shares and the ILA Shares.

(b) MSG Sub agrees to sell, assign, transfer and convey to Holdings the MSG Shares.

(c) In accordance with Section 2.5, LNE shall deliver to the Azoff Trust and MSG Sub that number of shares of LNE Common Stock as shall equal the product of (i) the Exchange Ratio and (ii) in the case of the Azoff Trust, the ILA Rollover Shares and in the case of MSG Sub, the MSG Shares.

(d) In accordance with Section 2.5, LNE shall deliver to the Azoff Trust an amount in cash as shall equal the product of (i) the Acquired Share Price and (ii) the sum of the ILA Acquired Shares and the Azoff Trust Shares.

2.2 Exchange Ratio.

(a) “Acquired Share Price” means two thousand, three hundred seventy-two point eighty-four (2,372.84) U.S. dollars.

(b) “Exchange Ratio” means 226.4506 (representing the result of dividing the Acquired Share Price by the LNE Closing Price).

(c) “LNE Closing Price” means $10.4784 (representing the volume weighted average price of LNE Common Stock during the 5 trading days ending on February 3, 2011 as reported by Bloomberg).

2.3 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of LNE Common Stock shall be issued as a result of this Agreement. Each holder of Common Stock who otherwise would have been entitled to a fraction of a share of LNE Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Common Stock owned by such holder on the Closing Date to be converted into LNE Common Stock) by the LNE Closing Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.4 Treatment of Restricted Shares and the ILA Option.

(a) By virtue of the Closing, each Acquired Share which is outstanding immediately prior to the Closing shall, to the extent not vested, vest as of the Closing Date.

(b) By virtue of the Closing, each outstanding option to purchase shares of Common Stock under the ILA Option shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Closing Date, and the Azoff Trust shall be entitled to receive on the Closing Date from LNE $649,600.56 in cash in exchange for cancellation of the ILA Option.

2.5 Closing.

(a) The closing of the sale and purchase or exchange of the Acquired Shares and the ILA Option (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, 29th Floor, Los Angeles, California 90067 on the Execution Date following execution of this Agreement or at such other time, place and date that ILA, MSG, LNE and Holdings may agree in writing (such date, the “Closing Date”).

(b) On the Closing Date:

(i)	in accordance with Section 6.7(b), LNE shall (1) pay to ILA an amount in cash equal to $8,648,787.50 and (2) deliver to ILA 374,408 shares of LNE Common Stock (representing the quotient of (i) $3,923,196.79 divided by (ii) the LNE Closing Price);

(ii)	FLMG shall pay immediately prior to the Closing the Stub Amount to the Persons entitled thereto, including the Azoff Trust, MSG Sub and Holdings;

(iii)	in accordance with Section 2.4(b), LNE shall pay to ILA an amount in cash equal to $649,600.56;

(iv)	the Sellers shall deliver to Holdings certificates representing the Acquired Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(v)	FLMG shall register the Acquired Shares in the stock register of FLMG in the name of Holdings, and shall provide evidence reasonably satisfactory to LNE and Holdings of such registration;

(vi)	LNE shall issue to each of the Azoff Trust and MSG Sub the number of shares of LNE Common Stock to be delivered pursuant to Section 2.1(c);

(vii)	LNE shall pay to the Azoff Trust the cash consideration to be delivered pursuant to Section 2.1(d) by wire transfer of immediately available funds to the bank accounts designated by the Azoff Trust in a writing delivered to LNE not less than two Business Days prior to the Closing Date; and

(viii)	LNE shall pay to each Seller the cash consideration to be delivered pursuant to Section 2.3 in lieu of fractional shares by wire transfer of immediately available funds to the bank accounts designated by such Seller not less than two Business Days prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of (a) the Azoff Sellers, jointly and severally, with respect to ILA and the Azoff Trust (and not MSG or MSG Sub); and (b) MSG (which shall be deemed to be a Seller for purposes of this ARTICLE III other than Section 3.4) and MSG Sub, jointly and severally, with respect to MSG and MSG Sub (and not ILA or the Azoff Trust), represents and warrants to LNE and Holdings on the date of this Agreement and as of the Closing as follows:

3.1 Due Authority; Binding Effect.

(a) If such Seller is an individual, such Seller has all requisite power and authority to execute, deliver and perform his or her obligations under this Agreement. If such Seller is married, he or she has delivered to LNE and Holdings a duly executed copy of a spousal consent in the form attached hereto as Exhibit A.

(b) If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes, and each of the other agreements, instruments and documents of such Seller contemplated hereby will constitute when executed and delivered by such Seller the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.2 Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary corporate or equivalent action of such Seller, (b) do not contravene the terms of the organizational documents of such Seller, (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of such Seller or any Requirement of Law applicable to, such Seller (except for any such violation, conflict, breach, default or contravention that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of such Seller to perform its obligations under this Agreement) and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature of any Governmental Authority (collectively, “Orders”) against, or binding upon, such Seller.

3.3 Governmental Authorization; Third Party Consents. Except for the reporting requirements under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Seller of this Agreement or the transactions contemplated hereby.

3.4 Title to Acquired Shares.

(a) Such Seller owns beneficially and of record, free and clear of any Liens (other than those arising under the Second Amended and Restated Stockholders Agreement), such Seller’s Acquired Shares. Such Seller does not have any right, title or interest in any Common Stock, Stock Equivalents or other securities of FLMG other than such Seller’s Acquired Shares (and, with respect to ILA, the ILA Option). Upon such Seller’s delivery of such Seller’s Acquired Shares and exchange therefor pursuant hereto, good and valid title to such Acquired Shares, free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws or arising under the Second Amended and Restated Stockholders Agreement, will pass to Holdings.

(b) Except under the Second Amended and Restated Stockholders Agreement, such Seller (i) is not a party to any, and has not granted to any other Person any, and there are no, options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding as of the date of this Agreement to purchase or otherwise acquire such Seller’s Acquired Shares, any Stock Equivalents or any other securities of FLMG and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of such Seller’s Acquired Shares.

3.5 Independent Knowledge; No Other Representations. Each Seller hereby acknowledges and agrees that LNE and its affiliates and their respective directors, officers, employees, partners, members, shareholders and agents (collectively, the “LNE Affiliates”) expressly disclaims any and all liability, and shall have no liability whatsoever, for representations or warranties, express or implied, contained in, or for omissions from, any written or oral information made available by LNE or any LNE Affiliates in connection with entering into this Agreement or consummating the transactions contemplated by this Agreement, in each case other than the representations and warranties of LNE and Holdings expressly set forth in this Agreement (collectively, the “LNE Representations”). Each of the Sellers further acknowledges that it is not relying upon any information, representation or warranty by LNE or any LNE Affiliates in determining to enter into this Agreement or consummating the transactions contemplated by this Agreement, and that LNE or any LNE Affiliates have not made any representations or warranties to such Seller in connection therewith, in each case other than the LNE Representations. Each of the Sellers acknowledges that such Seller has, independently and without reliance upon any representation made by LNE or any LNE Affiliates other than the LNE Representations, and based on such documents and information as such Seller, as applicable, has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, investment merits and consequences of its sale or purchase, as applicable, of the FLMG Common Stock and the LNE Common Stock and made its own decision with respect to its sale or purchase, as applicable, of the FLMG Common Stock and the LNE Common Stock. Each of the Sellers represents that it has consulted to the extent deemed appropriate by it with its own advisers as to the financial, tax, legal and related matters concerning a sale or purchase, as applicable, of the FLMG Common Stock and the LNE Common Stock and on that basis understands the financial, legal, tax and related consequences of a sale or purchase, as applicable, of the FLMG Common Stock and the LNE Common Stock, and believes that a sale or purchase, as applicable, of the FLMG Common Stock and the LNE Common Stock is suitable and appropriate for it. Each of the Sellers acknowledges that, subject to Section 4.6, LNE and the LNE Affiliates have or may have confidential information relating to LNE and its Subsidiaries and FLMG and its investments that has not been disclosed to such Seller, and that notwithstanding such non-disclosure such Seller has received information deemed by it to be sufficient to allow it to make an independent and informed decision with respect to its sale or acquisition, as applicable, of the FLMG Common Stock and the LNE Common Stock.

3.6 Purchase for Own Account.

(a) Such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) Such Seller is acquiring the LNE Common Stock for investment and not with a present view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act, nor with any present intention of distributing or selling the LNE Common Stock in violation of the Securities Act. Each Seller agrees that the LNE Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws. For the avoidance of doubt, nothing herein shall limit such Seller’s right to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any or all of the LNE Common Stock at any time or from time to time pursuant to such registrations (including registration in accordance with Section 5.7 hereof) or pursuant to each exemption.

(c) Such Seller is able to bear the economic risk of holding the LNE Common Stock for an indefinite period, and has knowledge and experience in financial and business matters such that they are capable of evaluating the risks of an investment in the LNE Common Stock.

3.7 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Sellers in connection with the transactions contemplated hereby based on any Contractual Obligation of the Sellers or any action taken by the Sellers.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LNE AND HOLDINGS

LNE and Holdings, jointly and severally, represent and warrant to the Sellers on the date of this Agreement and as of the Closing as follows:

4.1 Existence and Power. LNE and Holdings are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. LNE and Holdings have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement.

4.2 Authorization; No Contravention. The execution, delivery and performance by LNE and Holdings of this Agreement and the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action of LNE and Holdings, (ii) do not contravene the terms of the certificates of incorporation or by-laws of LNE or Holdings, (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of LNE or Holdings or any Requirement of Law applicable to LNE or Holdings (except for any such violation, conflict, breach, default or contravention that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LNE or Holdings), and (iv) do not violate any Orders against, or binding upon, LNE or Holdings.

4.3 Binding Effect. This Agreement has been duly executed and delivered by each of LNE and Holdings, and this Agreement constitutes, and each of the other agreements, instruments and documents of LNE and Holdings contemplated hereby will constitute when executed and delivered by LNE and Holdings, the legal, valid and binding obligations of LNE and Holdings, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.4 Governmental Authorization: Third Party Consents. Except for the reporting requirements under the Exchange Act and the requirements of NYSE applicable to LNE (other than any shareholder approval requirements), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, LNE or Holdings of this Agreement or the transactions contemplated hereby.

4.5 Capital Stock. All of the LNE Common Stock to be issued hereunder will be, when issued, duly authorized, validly issued, fully paid and non-assessable and will be delivered free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws.

4.6 SEC Filings; Financial Information; Absence of Certain Changes

(a) LNE has filed with the SEC (i) LNE’s annual report on Form 10-K for the year ended December 31, 2009, including all amendments thereto; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, including all amendments thereto; and (iii) all other reports, statements, schedules and registration statements required to be filed with the SEC since January 1, 2010 (the documents referred to in this Section 4.6(a), as amended, collectively, the “LNE SEC Documents”).

(b) As of its filing date, each LNE SEC Document (i) complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Each of the consolidated financial statements of LNE included in the LNE SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of LNE and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d) Since September 30, 2010, except for conditions affecting the live entertainment industry as a whole and other than as publicly disclosed on a Form 8-K filed after September 30, 2010 and prior to the date hereof, there has not been any material adverse change in the financial condition, properties, business or results of operations of LNE and its Subsidiaries or any material adverse event or development or combination of events or developments that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on LNE and its Subsidiaries.

4.7 Purchase for Own Account.

(a) LNE and Holdings are “accredited investors” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) LNE and Holdings are acquiring the Acquired Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Acquired Shares. LNE and Holdings agree that the Acquired Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws and in compliance with the Second Amended and Restated Stockholders Agreement.

(c) LNE and Holdings are able to bear the economic risk of holding the Acquired Shares for an indefinite period, and has knowledge and experience in financial and business matters such that they are capable of evaluating the risks of an investment in the Acquired Shares.

4.8 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by LNE or Holdings in connection with the transactions contemplated hereby based on any Contractual Obligation with LNE or Holdings or any action taken by LNE or Holdings.

ARTICLE V
CERTAIN COVENANTS

5.1 Commercially Reasonable Efforts; Cooperation.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Sellers, MSG, LNE and Holdings shall use its respective commercially reasonable efforts to make promptly any required submissions under any applicable Requirements of Law that either ILA, MSG Sub, MSG, LNE or Holdings reasonably determines is required to be made, in each case, with respect to the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Authority with respect to such submissions for additional information or documentation.

(b) The Azoff Sellers and LNE hereby amend the ILA LNE Employment Agreement by deleting Sections 13 and 20(g) therein.

5.2 Expenses; Transfer Taxes.

(a) Except as expressly set forth in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement or any related document or agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b) All transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer or gains taxes) and related fees (including any penalties, interest and additions to tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the Sellers, and the parties shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

5.3 Publicity. From the date of this Agreement, no press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued by any party hereto or any of its Affiliates, without the prior consent of LNE, ILA and MSG, which consent shall not be unreasonably withheld, except for any such release or announcement that any party reasonably determines is required by any Requirements of Law applicable to such party or any of its Affiliates or the rules of any securities exchange on which the securities of such Person or any of its Affiliates are listed or traded, in which case, the party required to make the release or announcement will, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

5.4 Permitted Transferee; Other FLMG Matters.

(a) For purposes of the definition of “Permitted Transferee” in Section 1.1 of the Second Amended and Restated Stockholders Agreement, each of the parties hereto consents to the designation of Holdings as a Permitted Transferee of the Sellers with respect to the transactions contemplated hereby.

(b) Holdings agrees that it shall not vote in favor of any proposed amendment to the indemnification provisions contained in the Certificate of Incorporation or bylaws of FLMG as applied to any Azoff Trust Designee or MSG Designee (as such terms are defined in the Second Amended and Restated Stockholders Agreement), or any former Azoff Trust Designee or MSG Designee, to the extent such provisions relate to actions or omissions on or prior to the Closing Date.

(c) LNE shall, or shall cause FLMG to, as of the Closing Date, continue to maintain in effect, for a period of six (6) years from and after the Closing Date, the directors’ and officers’ liability coverage of FLMG’s existing directors’ and officers’ insurance policies and FLMG’s existing fiduciary liability insurance policies, in each case with terms, conditions, retentions and limits of liability that are in the aggregate no less favorable than as provided in FLMG’s existing policies as of the Closing Date, in each case with such modifications as may be necessary to include coverage with respect to any matter claimed against any current or former Azoff Trust Designee or MSG Designee, in his or her capacity as a former director of FLMG; provided, however, that in no event shall LNE or FLMG be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum FLMG paid in 2010; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, LNE or FLMG shall be obligated to obtain a policy with the greatest coverage available with respect to such matters that can be obtained for a cost not exceeding such amount.

(d) By their execution hereof, each of the parties acknowledges and agrees that, effective as of the Closing, the Second Amended and Restated Stockholders Agreement shall be terminated, null and void and of no further force or effect.

5.5 2010 FLMG Dividend. Prior to the Closing, FLMG’s Board of Directors has declared a FLMG dividend for the year ended December 31, 2010 in an aggregate amount equal to $20,080,656, and such dividend has been paid.

5.6 Certain Matters Regarding the LNE Common Stock.

In connection with, and as a condition to, the issuance of any LNE Common Stock to a Seller, each of (a) the Azoff Sellers, jointly and severally, with respect to ILA and the Azoff Trust (and not MSG or MSG Sub); and (b) MSG (which shall be deemed to be a Seller for purposes of this Section 5.6) and MSG Sub, jointly and severally, with respect to MSG and MSG Sub (and not ILA or the Azoff Trust) agree as follows:

(a) Seller acknowledges that such Seller has had an opportunity to review documents filed by LNE pursuant to the Exchange Act with the SEC subsequent to December 31, 2008.

(b) Seller understands that the LNE Common Stock being exchanged have not been registered with any state or federal agency, partially in reliance upon the representations herein. Seller acknowledges that the LNE Common Stock issued hereunder were issued in a transaction believed to be exempt from the registration provisions of the Securities Act.

(c) Pursuant to Section 3.6(a), each Seller has represented that such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(d) Seller will not sell or otherwise distribute the LNE Common Stock unless it is registered under the Securities Act and registered or qualified, if required, under the securities laws of the states or other jurisdictions in which it is to be sold, or unless (i) such sale or other distribution may be effected pursuant to the exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder, or (ii) Seller delivers to Parent (x) a no-action letter from the SEC and the appropriate state or other jurisdiction’s securities officials as to such proposed sale or sales or (y) an opinion of counsel, which opinion and which counsel shall be reasonably satisfactory to Parent, to the effect that registration of the LNE Common Stock is not required under the Securities Act and any such state’s or other jurisdiction’s laws in connection with the proposed sale and distribution.

(e) Seller understands and agrees that the certificates for LNE Common Stock received by it will be legended substantially as follows until such time that such LNE Common Stock is transferred pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as LNE may notify the transfer agent for such LNE Common Stock that the legend shall be removed:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(f) MSG and MSG Sub hereby agree that MSG Sub will not sell the LNE Common Stock pursuant to the registration statement contemplated by Section 5.7 hereof prior to March 2, 2011.

5.7 Resale Shelf Registration Statement.

(a) Promptly following the Closing (but in no case later than the close of business on the first Business Day following the Closing), LNE shall register for resale on an automatically effective Form S-3 registration statement filed with the SEC the Registrable Shares exchanged for the Acquired Shares, and promptly upon the request of any Seller, LNE shall register or qualify such Registrable Shares under any applicable state securities laws (if any), and shall keep such registration statement and such registration or qualification effective, current and available until the earliest of (i) such time as all Registrable Shares covered thereby have been sold or can be sold under Rule 144 of the Securities Act without any limitation (including without the necessity of any filing thereunder), (ii) there are no Registrable Shares beneficially owned by Sellers or (iii) the first anniversary of the effective date of such registration statement. If a Seller desires to sell Registrable Shares after the first anniversary of the effective date of such registration statement but is prevented from doing so because of limitations under Rule 144 of the Securities Act on the volume or method of transfer applicable to the sale of such Registrable Shares, then upon written request of such Seller, LNE will use commercially reasonable efforts to re-register or maintain the effective registration of such Registrable Shares as set forth above (including by filing a registration statement on Form S-3, to the extent available, to re-register such Registrable Shares).

(b) LNE shall furnish to each Seller an electronic version of a conformed copy of the registration statement and of each such amendment and supplement thereto (in each case including all exhibits), an electronic version of a copy of the prospectus contained in such registration statement and any supplements thereto and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as each Seller may reasonably request.

(c) LNE shall pay all expenses (other than any underwriting or brokerage fees) in connection with such registration and resale under the Securities Act, and such registration or qualification under any applicable state securities laws (if any). LNE shall cause all Registrable Shares to be listed or included on the principal securities exchange or quotation system on which LNE Common Stock is otherwise listed or included from time to time.

(d) LNE shall indemnify and hold harmless each Seller, and its respective officers, directors, partners, managers, employees, representatives, agents, trustees and controlling persons from and against any Loss or any actions in respect thereof, to which any of such persons may become subject under the Securities Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), except to the extent that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to such Seller that is supplied by such Seller for inclusion in such registration statement (including any prospectus related thereto).

(e) Each of (a) the Azoff Sellers, jointly and severally, with respect to ILA and the Azoff Trust (and not MSG); and (b) MSG, with respect to MSG (and not ILA or the Azoff Trust) shall indemnify and hold harmless LNE, and its respective officers, directors, partners, managers, employees, representatives, agents, trustees and controlling persons from and against any Loss or any actions in respect thereof, to which any of such persons may become subject under the Securities Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), to the extent, but only to the extent, that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to such Seller that is supplied by such Seller for inclusion in such registration statement (including any prospectus related thereto).

(f) Upon the filing of the registration statement referred to in Section 5.7(a), LNE shall notify the transfer agent for the Sellers’ LNE Common Stock that the restrictive legend described in Section 5.6(e) shall be removed from the Sellers’ LNE Common Stock. Promptly (but in no case later than three (3) Business Days) following a transfer of Registrable Shares by MSG Sub, MSG Sub shall notify LNE whether such transfer was made pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act.

(g) LNE shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of such Act and the rules and regulations thereunder. If at any time LNE is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, LNE at its expense will reasonably promptly, upon the written request of a Seller, make available adequate current public information with respect to LNE within the meaning of Rule 144(c)(2) under the Securities Act.

5.8 Tax Group Consolidation. Prior to the Closing, LNE and Holdings shall cause the dissolution of TicketWeb LLC, a Delaware limited liability company and shall cause any Common Stock received by Subsidiaries of LNE in connection with such dissolution to be transferred to Holdings.

5.9 FLMG Equity Plan. Immediately prior to Closing, FLMG shall cause any FLMG Stock Plans then in effect to terminate as of the Closing.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification by the Seller. Each of (a) the Azoff Sellers, jointly and severally, with respect to ILA and the Azoff Trust (and not MSG or MSG Sub); and (b) MSG and MSG Sub, jointly and severally, with respect to MSG and MSG Sub (and not ILA or the Azoff Trust) shall indemnify LNE and Holdings and their Affiliates, and each of their respective stockholders, partners, members, officers, directors, employees, agents and representatives (other than the Sellers) (collectively, the “Purchaser Indemnitees”) against and hold them harmless from any and all Losses suffered or incurred by any such Purchaser Indemnitee arising out of or resulting from (i) the failure to be true of any representation or warranty of such Seller or MSG contained in ARTICLE III (it being agreed and acknowledged by the parties that only for purposes of calculating Losses of Purchaser Indemnitees in respect of a claim for indemnification pursuant to this Section 6.1 (and not for purposes of determining whether or not any such representation and warranty is true), the representations and warranties of such Seller or MSG contained in ARTICLE III shall not be deemed qualified by any references herein to materiality generally, or whether or not any such breach results or may result in a Material Adverse Effect; it being the intention of the parties hereto that the Purchaser Indemnitees shall be indemnified and held harmless from and against any and all Losses suffered or incurred by them resulting from, arising out of, based on or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality or Material Adverse Effect), or (ii) any breach of any other covenant or agreement of such Seller or MSG in this Agreement.

6.2 Indemnification by LNE and Holdings. LNE and Holdings shall (and shall cause any successor in interest to the Acquired Shares to) indemnify the Sellers, MSG and their respective Affiliates, and each of their respective stockholders, partners, members, officers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees arising out of or resulting from (i) any Third Party Claim against a Seller Indemnitee with respect to any matters occurring prior to the Closing based upon the fact that such Seller was a stockholder of FLMG, (ii) the failure to be true of any representation or warranty of LNE or Holdings in this Agreement (it being agreed and acknowledged by the parties that only for purposes of calculating Losses of the Seller Indemnitees in respect of a claim for indemnification pursuant to this Section 6.2 (and not for purposes of determining whether or not any such representation and warranty is true), the representations and warranties of LNE and Holdings contained in ARTICLE IV shall not be deemed qualified by any references herein to materiality generally, or whether or not any such breach results or may result in a Material Adverse Effect; it being the intention of the parties hereto that the Seller Indemnitees shall be indemnified and held harmless from and against any and all Losses suffered or incurred by them resulting from, arising out of, based on or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality or Material Adverse Effect), or (iii) any breach of any covenant or agreement of LNE or Holdings in this Agreement.

6.3 Procedures Relating to Indemnification.

(a) In order for any indemnified party (“Indemnified Party”) specified in Section 6.1 or 6.2, as applicable, to be entitled to any indemnification provided for under Section 6.1 or 6.2, respectively, arising out of or resulting from any claim made by any Person other than the parties hereto or any of their Affiliates against the Indemnified Party (each, a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except in the case of a conflict of interest, as described below). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if, in the reasonable judgment of an Indemnified Party, a conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ its own counsel, separate from the counsel employed by the Indemnifying Party, and may control its defense to the extent deemed necessary by the Indemnified Party). The Indemnifying Party shall be liable, in respect of any Third Party Claim, for the fees and expenses of one counsel for all the Indemnified Parties for any period during which the Indemnifying Party is not assuming the defense thereof or during a conflict of interest (as described above).

(c) If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and, except to the extent related to any conflict of interest, shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder. All out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to any indemnification hereunder with respect to any admission of any liability or any settlement, compromise or discharge of any Third Party Claim effected without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which: (i) the Indemnifying Party may recommend; (ii) by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim; (iii) releases the Indemnified Party completely from and in connection with such Third Party Claim; and (iv) would not otherwise adversely affect the Indemnified Party or require any relief other than monetary damages.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party. The indemnification required by Sections 6.1 and 6.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred. All claims under Sections 6.1 and 6.2 that are Third Party Claims shall be governed by Section 6.3.

(e) The indemnification provisions of this ARTICLE VI (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (ii) are intended to be comprehensive and not to be limited by any Requirements of Law concerning prominence of language or waiver of any legal right under any law. The obligations of the parties set forth in this ARTICLE VI shall be conditioned upon the Closing having occurred.

6.4 Other Claims. If any Indemnified Party should have a claim against any Indemnifying Party under Section 6.1 or 6.2, as applicable, that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 6.1 or 6.2, as applicable, except to the extent that the Indemnifying Party demonstrates that it has been materially and actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 6.1 or 6.2, as applicable, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 6.1 or 6.2, as applicable, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Losses (or any portion thereof) is estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined. If the Indemnifying Party disputes its liability with respect to such claim within such 30 day period, the Indemnifying Party and the Indemnified Party shall resolve such dispute as follows: (i) first, the parties shall negotiate in good faith to resolve such dispute for a period of up to 21 days, then (ii) if the Indemnifying Party and the Indemnified Party are unable to reach an agreement, such dispute shall be resolved in accordance with Section 8.8.

6.5 Limit on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the obligations of each Seller under Section 6.1 and LNE and Holdings’ obligation under Section 6.2 in the aggregate shall, in each case, be an amount equal to the product of the Acquired Share Price multiplied by the number of Acquired Shares exchanged or sold by such Seller, provided that this Section 6.5 shall not operate to limit the liability of any party under ARTICLE VII. Notwithstanding anything to the contrary in this Agreement, MSG and MSG Sub shall be deemed to a single Seller for purposes of this Section 6.5.

6.6 Exclusive Remedy. Other than in the case of fraud, the right of the Indemnified Parties to assert claims for indemnification and to receive indemnification pursuant to this ARTICLE VI shall, after the Closing, be the Indemnified Parties’ sole and exclusive remedy for the matters described in Sections 6.1, 6.2 and 6.3.

6.7 Tax Treatment; Gross Up Provisions.

(a) Except to the extent otherwise required pursuant to a Determination or a change in Requirements of Law, the parties agree to treat any indemnity payment made under Section 6.1 or 6.2 as an adjustment to the consideration paid by LNE in connection with the purchase of the Acquired Shares for all federal, state, local and foreign tax purposes.

(b) In connection with the transfer of the ILA Shares pursuant to Section 2.1(a) and the payment to the Azoff Trust of its portion of the Stub Amount pursuant to Section 2.5(b)(ii), ILA shall be entitled to receive on the Closing Date $12,571,984.29. Such “gross up” payment will be made, at LNE’s option, in cash or in shares of LNE Common Stock based on the LNE Closing Price, and shall satisfy any remaining obligations of FLMG under the Restricted Stock Award Agreement, dated as of June 8, 2007, between FLMG and ILA.

6.8 No Special Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, indirect, incidental or other similar damages, including lost profits, lost revenues, business interruption, cost of capital or loss of business reputation or opportunity, or punitive or special damages for any breach or default under, or any act or omission arising out of or in any way relating to, this Agreement or the transactions contemplated hereby (other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required).

ARTICLE VII
NON-COMPETITION; NON-SOLICITATION

7.1 Introduction. The Azoff Sellers acknowledge and recognize the highly competitive nature of the businesses of LYV and its Affiliates and accordingly agree, as a condition to the parties entering into the Agreement, to the non-competition and non-solicitation provisions contained in this Section. Notwithstanding anything to the contrary contained in this Agreement, nothing in the ARTICLE VII shall apply to MSG, MSG Sub or any of their Affiliates.

7.2 Non-Competition. The Azoff Sellers covenant and agree that, from the Closing until October 29, 2016 (the “Exclusivity Period”), they will not, directly or indirectly (including through any Affiliate or Related Person), whether in any of the fifty-eight (58) counties of the State of California, or in any state or county in the United States or any other foreign country or jurisdiction in which LYV is presently doing business, do, or directly or indirectly aid any Person to do, any of the following, without the prior written consent of the board of directors of LNE (or a committee thereof):

(a) engage in the Music Business or any aspect of the Music Business, have any interest or involvement (whether as agent, employee, consultant, advisor, creditor, lender, proprietor, partner, stockholder, officer, director, member or other type of principal) in, participate, assist or render any services or give advice to, whether for compensation or not, any Person (other than LYV) which is engaged in or becomes engaged in the Music Business with respect to the Music Business;

(b) advise, solicit, request or instruct any Business Partner to use the services of a competitor of LYV in a manner that could reasonably be expected to result in the cessation or a material reduction in the amount of the business between the Business Partner and LYV;

(c) advise, request or instruct any present customer of, or Artist, or other talent or executive talent known to be associated with, FLMG or its Subsidiaries to withdraw, curtail or cancel or in any other way lessen its business dealing with FLMG or its Subsidiaries; or

(d) except as necessary for the conduct of LYV’s affairs in the ordinary course of business consistent with past practices, disclose to any Person the names of past or present Business Partners or material terms of any Contracts (including the term or existence thereof) of past or present Business Partners, Artists or other talent or executive talent or employees associated with, or any trade secrets or confidential information of FLMG and its Subsidiaries.

7.3 Non-Solicitation. During the shorter of (x) while ILA is employed by FLMG and during any period in which the Azoff Sellers continue to receive payments of base salary and/or annual bonus from FLMG (provided, that, in no event shall such period extend beyond one year following the termination of ILA’s employment with FLMG) and (y) the Exclusivity Period, the Azoff Sellers shall not in any way, directly or indirectly, for the purpose of conducting or engaging in the Music Business (i) call upon, solicit, advise, sign, hire, interfere with, or otherwise do, or attempt to do, business with any Artist or other talent or employee of FLMG or any of its Subsidiaries except on behalf of LYV, or (ii) take away or interfere or attempt to interfere with any custom, trade, business or patronage of FLMG or any of its Subsidiaries, or (iii) induce or attempt to induce any Person under a written or oral agreement to violate the terms of their contracts or employment arrangements with LYV, or (iv) induce or attempt to induce any Person to leave the employ of FLMG or any of its Subsidiaries, or (v) engage in any similar activity that is competitive with LYV or any of its businesses (including FLMG) with respect to the Music Business.

7.4 Limits on Non-Solicitation. Notwithstanding the foregoing, the Azoff Sellers are not precluded from soliciting any former employee of LYV or its Affiliates who (x) responds to any public advertisement or general solicitation; (y) has been terminated by LYV prior to the solicitation; or (z) was such Azoff Seller’s personal assistant or secretary. This Section 7.4 does not apply to any Artist or Business Partner. In addition, ILA’s investment in TBA Global Events LLC shall not be deemed a violation of Sections 7.2 and 7.3 so long as it does not materially interfere with the performance of his duties hereunder and the Azoff Sellers may solicit Business Partners during the Exclusivity Period with respect to transactions or matters that are not prohibited by Sections 7.2 and 7.3 (e.g., charitable endeavors) without being in violation of Section 7.2(b) above.

7.5 Tolling of Exclusivity Period. Notwithstanding anything to the contrary in this Agreement, the Exclusivity Period with respect to the Azoff Sellers shall be extended by the length of any period during which any Azoff Seller is in breach of the terms of this ARTICLE VII.

7.6 Specific Performance. The Azoff Sellers acknowledge and agree that LYV’s remedies at law for a breach or threatened breach of any of the provisions of this ARTICLE VII would be inadequate, impracticable and extremely difficult to prove, and LYV would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Azoff Sellers agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, LYV, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

7.7 Geographic Coverage and Sale of Business; Term. The covenants contained in this ARTICLE VII constitute a series of separate covenants, one for each of those counties and states in the United States and each of the those foreign countries or jurisdictions referred to in ARTICLE VII. Except for geographic coverage, each such separate covenant contained in ARTICLE VII hereof shall be deemed identical in terms. The Azoff Sellers agree (i) the covenants contained herein are reasonable under the circumstances (e.g., in connection with the disposition of the Azoff Sellers’ entire equity interest in FLMG at the Azoff Sellers’ request prior to the time that the Azoff Sellers would have been entitled to put them to LYV), (ii) the Azoff Sellers have consulted with counsel of their choosing, and based upon such counsel’s advice, the covenants contained herein constitute a valid and enforceable agreement under Section 16601 of the California Business and Professional Code because the Azoff Sellers are selling the remaining ownership interest in FLMG within their control and/or the Azoff Sellers are selling the goodwill they created in FLMG, and (iii) the Azoff Sellers will not contest the validity or unenforceability of this ARTICLE VII during the Exclusivity Period. The term of the Exclusivity Period was determined by the parties to be reasonable based on the nature of the Music Business and duration of the underlying non-compete agreement which this ARTICLE VII supersedes.

7.8 Severability. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction in that regard is an unenforceable restriction against the Azoff Sellers, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any such restriction incorporated by reference in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not prejudice or in any way affect the validity or enforceability of any other paragraph, clause, sub-clause or provision. This Agreement and each paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of law to the extent that when this ARTICLE VII or any paragraph, clause, sub-clause or provision hereof would, but for the provisions of this ARTICLE VII, have been read and construed as being void and ineffective, it shall nevertheless be a valid agreement, covenant, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision at law.

7.9 Passive Investment. Notwithstanding anything to the contrary stated in this ARTICLE VII, it is agreed by the parties to this Agreement that nothing in this Agreement shall limit the Azoff Sellers’ right to continue to own, as a passive investor, and not as an officer, director, representative, consultant or otherwise, any other Excluded Businesses.

7.10 FLMG Conflict of Interest. In light of the fact LYV frequently enters into agreements with (i) Artists, (ii) other entertainment and/or media clients of FLMG (as FLMG’s business is currently conducted) (including any Person that renders creative services or conducts activities in the entertainment and/or media industries), or (iii) clients of FLMG other than those falling under clauses (i) or (ii) (as approved by the then CEO of LNE within his scope of authority), each party to this Agreement acknowledges that it is the intent of the parties that, in any situation in which the interests of FLMG and/or any of its Artists or other clients (as described in clauses (ii) – (iii)) are or may be adverse to the interests of LYV, the Azoff Sellers (while employed by FLMG) are to act solely in the interests of FLMG and such Artists or other clients of FLMG, and that the Azoff Sellers have no duty whatsoever to act in the interests of LYV. The Azoff Sellers and FLMG hereby amend the ILA Front Line Employment Agreement by deleting Section 12(i) and replacing it with the provisions contained in this Section 7.10.

7.11 Survival. The provisions of this ARTICLE VII with respect to the Azoff Sellers shall survive the termination of the Azoff Sellers’ employment with LYV for any reason in accordance with its terms.

7.12 Entire Agreement With Respect to Non-Competition and Non-Solicitation. This ARTICLE VII is intended to be the complete and exclusive statement of the agreement and understanding of the parties with respect to the non-competition and non-solicit obligations of the Azoff Sellers and their Affiliates and Related Persons with respect to LYV, FLMG and/or their Affiliates. Accordingly, this ARTICLE VII supersedes all prior agreements and understandings between the Azoff Sellers, their Affiliates and Related Persons and the parties hereto with respect to such non-competition and non-solicitation obligations including those non-competition and non-solicitation provisions contained in (i) the ILA LNE Employment Agreement; (ii) the ILA Frontline Employment Agreement; (iii) the Stock Purchase Agreement, dated as of May 11, 2007, by and among FLMG, Ticketmaster Entertainment, Inc, (as successor to IAC/InterActive Corp) and the other signatories thereto; and (iv) the Amended and Restated Transaction Agreement, effective as of December 31, 2004, among Front Line Management Companies, Inc., Music Management Holdings, Inc, and the other signatories thereto.

ARTICLE VIII
MISCELLANEOUS

8.1 Survival of Representations, Warranties and Covenants. Except as set forth below, all of the representations and warranties made herein shall survive the execution and delivery of this Agreement indefinitely. The covenants (other than Section 5.4(c) and ARTICLE VII) shall survive the Closing until 90 days after the expiration of the applicable statute of limitations, after which no claim for indemnification under this Agreement may be asserted in respect thereof, provided that any such claim made prior to the end of such survival period shall survive until finally resolved. Section 5.4(c) and ARTICLE VII shall survive the Closing indefinitely.

8.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a) if to ILA or the Azoff Trust:

c/o Boulevard Management
21731 Ventura Blvd, Ste 300
Woodland Hills, CA 91364
Telecopier: (818) 592-6363
Attention: Lester Knispell

with a copy (which shall not constitute notice) to:

Grubman Indursky & Shire, P.C.
Carnegie Hall Tower
152 West 57th Street
New York, NY 10019
Telecopier: (212) 554-0444
Attention: Arthur Indursky
Eric Sacks

(b) if to MSG or MSG Sub:

Madison Square Garden, L.P.
2 Penn Plaza
New York, NY 10121
Telecopier: (212) 465-6466
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telecopier: (212) 558-3588
Attention: John P. Mead, Esq.

(c) if to LNE, Holdings or FLMG:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Telecopier: (310) 867-7158
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Telecopier: (310) 407-7502
Attention: Daniel Clivner

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered, when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 8.2 designate another address or Person for receipt of notices hereunder.

8.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. LNE and Holdings may assign any of their rights under this Agreement to any of their Affiliates; provided, that LNE and Holdings shall nevertheless remain liable for their obligations under this Agreement notwithstanding any such transfer or assignment. The Sellers may not assign any of their rights under this Agreement without the written consent of LNE and Holdings. Except as provided in Section 5.4, ARTICLE VI and ARTICLE VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

8.4 Withholding. Notwithstanding anything to the contrary in this Agreement, LNE, Holdings and their Subsidiaries shall be entitled to deduct and withhold from any payments made pursuant to this Agreement other than to MSG Sub, such amounts as may be required to be deducted and withheld with respect to the making of such payment or the vesting of any Common Stock under any Requirement of Law or imposed by any taxing authority. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made.

8.5 Amendment and Waiver.

(a) No failure or delay on the part of the Sellers, MSG, LNE or Holdings in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Sellers, MSG, LNE or Holdings from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by ILA, MSG, LNE and Holdings and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Sellers, MSG, LNE or Holdings in any case shall entitle the Sellers, MSG, LNE or Holdings, respectively, to any other or further notice or demand in similar or other circumstances.

8.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.7 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to this Agreement hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

8.8 GOVERNING LAW, CONSENT TO EXCLUSIVE JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND  CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THUS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

8.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the Share Purchase. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Share Purchase.

8.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement in the United States of America on the date first written above.

LIVE NATION ENTERTAINMENT, INC. By: /s/ Kathy Willard Name: Kathy Willard Title: EVP and CFO
FLMG HOLDINGS CORP. By: /s/ Kathy Willard Name: Kathy Willard Title: EVP and CFO

FRONT LINE MANAGEMENT GROUP, INC.

FRONT LINE MANAGEMENT GROUP, INC. By: /s/ Michael G. Rowles Name: Michael G. Rowles Title:

AZOFF SELLERS:

IRVING AZOFF /s/ Irving Azoff Irving Azoff

THE AZOFF FAMILY TRUST OF 1997, DATED MAY 27, 1997, AS AMENDED
By: /s/ Irving Azoff Name: Irving Azoff Title: Co-Trustee
By: /s/ Rochelle Azoff

Name: Rochelle Azoff Title: Co-Trustee

MSG:

Madison Square Garden, L.P.	By: /s/ Robert Pollichino Name: Robert M. Pollichino Title: Executive Vice President and Chief Financial Officer
LNE Holdings, LLC	By: /s/ Robert Pollichino Name: Robert M. Pollichino Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

Form Of Spousal Consent

In consideration of the execution of that certain Stock Purchase Agreement, (the “Agreement”) dated as of February 4, 2011, by and among Live Nation Entertainment, Inc., a Delaware corporation (“LNE”), FLMG Holdings Corp., a Delaware corporation and wholly-owned subsidiary of LNE (“Holdings”), Irving Azoff (“ILA”), Irving Azoff and Rochelle Azoff, as Co-Trustees of the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “Azoff Trust” and, together with ILA, the “Azoff Sellers”), Madison Square Garden, L.P., a Delaware limited partnership (“MSG”), LNE Holdings, LLC, a Delaware limited liability company wholly-owned by MSG (“MSG Sub”, and, together with the Azoff Sellers, the “Sellers”), and Front Line Management Group, Inc., a Delaware corporation (“FLMG”), I, [SPOUSE], the spouse of [SELLER], do hereby confirm that:

(a) I have read and approve of the provisions of the Agreement;

(b) I do join with my spouse in executing the Agreement;

(c) I do agree to be bound by and accept the provisions of the Agreement; and

(d) I do agree that any interests I may have in the shares of common stock, par value $.01 per share, of Front Line Management Group, Inc. to be exchanged pursuant to this Agreement and any other securities contemplated by the Agreement, whether the interest may be community property or otherwise, shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this spousal consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully to waive such right.

Acknowledged and agreed this        day of February, 2011.

/s/ Rochelle Azoff

[SPOUSE]